EXHIBIT 11

                                                          AMBANC Corp.
                                           Computation of Earnings Per Share Earnings
                                              with Common Stock Options Outstanding
                                                     (Treasury Stock Method)


                                                  1996(a)                        1995(a)                      1994(a)
                                                             Fully                          Fully                       Fully
                                             Primary        Diluted       Primary          Diluted      Primary        Diluted
Average Shares:
  Outstanding Common Shares             3,315,808      3,315,543        3,316,264      3,316,267        3,313,716   3,315,844
  Common Stock Equivalents:
    Stock Options                          26,460         26,460           26,460         26,460           26,460      26,460

Assumed Repurchase of
  Treasury Shares                         (16,707)       (16,707)(b)      (16,349)       (16,349)(b)      (16,222)    (16,222)(b)

Average Common and Common
  Equivalent Shares Outstanding         3,325,561      3,325,296        3,326,375      3,326,378        3,323,954   3,326,122

Net Income in $1,000                        7,966          7,966            7,045          7,045            6,502       6,502

Earnings Per Common and
  Common Equivalent Share                   $2.40          $2.40            $2.12          $2.12            $1.96       $1.95

(a)     The above schedule has been restated to reflect
        AMBANC Corp. shares issued in merger transactions consisting of 569,454 on June 1, 1994, and 668,235 on November 1, 1995, and the effect on net income of these merger transactions booked under the pooling of interests method of accounting and 5% stock dividends issued to shareholders on December
        2, 1996 and November 30, 1995.

(b) Because it was higher, average price not ending price was used for repurchase assumption.




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